TRANSGLOBE ENERGY CORPORATION REPORTS VOTING RESULTS

TSX: "TGL" & NASDAQ: "TGA"

Calgary, Alberta, May 11, 2017 - TransGlobe Energy Corporation ("TransGlobe") announced the voting results from its annual general and special meeting of shareholders held on May 11, 2017. The results of each matter voted upon at the meeting are as follows:

Description of Matter	Outcome of Vote	Votes For	Votes Against or Withheld
1. Fixing the number of directors of TransGlobe to be elected at the meeting at nine (9).	Approved	93.75%	6.25%
2. Election of directors:	Approved
Robert G. Jennings		87.93%	12.07%
Ross G. Clarkson		98.54%	1.46%
Matthew Brister		97.98%	2.02%
David B. Cook		95.85%	4.15%
Fred J. Dyment		95.77%	4.23%
Lloyd W. Herrick		98.53%	1.47%
Bob (G.R.) MacDougall		98.88%	1.12%
Susan M. MacKenzie		97.93%	2.07%
Steven Sinclair		98.63%	1.37%

3. Appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of TransGlobe.	Approved	Show of hands	Show of hands

4. Acceptance of the Company's approach to executive compensation.	Approved	94.06%	5.94%

About TransGlobe Energy Corporation

TransGlobe is a Calgary-based, growth-oriented oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe's common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact: Investor Relations Steve Langmaid Telephone: (403) 444-4787 Email: investor.relations@trans-globe.com Web site: www.trans-globe.com